UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2007

TAKE-TWO INTERACTIVE SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29230	51-0350842
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

622 Broadway, New York, NY		10012
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (646) 536-2842

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The descriptions of the Credit Agreement and the Security Agreement set forth in Item 2.03 of this report are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 3, 2007, Take-Two Interactive Software, Inc. (the “Company”), a Delaware corporation, together with a certain domestic wholly owned subsidiary (together with the Company, collectively, the “Borrower”), entered into a Credit Agreement dated as of July 3, 2007 (the “Credit Agreement”), with Wells Fargo Foothill, Inc., as arranger and administrative agent, and the lenders party thereto from time to time, which provides for a revolving credit facility (inclusive of a swingline facility) in an amount equal to the lesser of (a) the aggregate principal amount of $100,000,000 and (b) the borrowing base (the “Credit Facility”). The borrowing base, as of any date of determination, shall consist of the sum of 85% of eligible accounts receivable (net of certain reserves), plus 65% of eligible inventory (net of certain reserves), plus $25,000,000. The Credit Facility matures on July 3, 2012.

The Credit Facility is guaranteed by each direct and indirect domestic subsidiary of the Company and secured by substantially all of the U.S. assets of the Borrower and each such subsidiary (except for a pledge of equity interests by the Company held in a certain foreign subsidiary in an amount not to exceed 65% of the equity interests thereof).

The proceeds of the revolving loans will be used for (a) payment of certain transactional fees and expenses incurred in connection with the Credit Agreement, (b) the repayment of indebtedness to certain foreign subsidiaries of the Company in the aggregate amount of $10,000,000, and (c) to fund working capital requirements, capital expenditures, and other general corporate expenditures.

Revolving loans under the Credit Agreement will bear interest at a margin of (a) 0.50% to 1.00% above a certain base rate, or (b) 1.75% to 2.25% above the LIBOR Rate, which margins are subject to the achievement of certain levels of a 30-day average liquidity amount by the Company and its domestic subsidiaries, as reported pursuant to the delivery of periodic compliance certificates.

The Credit Agreement includes, among other terms and conditions, limitations on the Company and each of its domestic subsidiaries’ ability to: create, incur, assume or be liable for indebtedness (other than certain types of permitted indebtedness); dispose of assets outside the ordinary course (subject to certain exceptions); acquire, merge or consolidate with or into another person or entity (other than certain types of permitted acquisitions); create, incur or allow any lien on any of their respective properties (except for certain permitted liens); make investments (other than certain types of investments); or pay dividends or make distributions (each subject to certain limitations). In addition, the Credit Agreement provides for certain events of default such as nonpayment of principal and interest when due thereunder, breaches of representations and warranties, noncompliance with covenants, acts of insolvency, default on indebtedness held by third parties and default on certain material contracts (subject to certain limitations and cure periods).

The Credit Agreement also contains a requirement that the Company and its subsidiaries comply with an interest coverage ratio, from and after October 31, 2007, to the extent the 30-day average domestic liquidity of the Company and its domestic subsidiaries shall be less than $30,000,000.

In connection with the Credit Agreement, the Company and certain of its direct and indirect domestic subsidiaries, each as a grantor, have executed and delivered to Wells Fargo Foothill, Inc., as administrative agent, a Security Agreement dated as of July 3, 2007 (the “Security Agreement”), for the benefit of the lender group and bank product providers named therein, under which each grantor has granted a security interest in substantially all its personal property, including but not limited to equipment, inventory, accounts, general intangibles, intellectual property and deposit accounts, in order to secure the obligations of the Borrower under the Credit Agreement and the related credit documents.

The foregoing descriptions of the Credit Agreement and the Security Agreement are qualified in their entirety by reference to the Credit Agreement and the Security Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this report and which are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits
10.1
Credit Agreement dated as of July 3, 2007, by and among Take-Two Interactive Software, Inc. and each of its Subsidiaries identified on the signature pages thereto as Borrowers, each of its Subsidiaries identified on the signature pages thereto as Guarantors, the Lenders that are signatory thereto and Wells Fargo Foothill, Inc., as the arranger and administrative agent.

10.2
Security Agreement dated as of July 3, 2007, made by each of the Grantors listed on the signature pages thereof and Wells Fargo Foothill, Inc. in its capacity as administrative agent for the Lender Group and the Bank Product Providers.

99.1	Press Release dated July 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TAKE-TWO INTERACTIVE SOFTWARE, INC. (Registrant)

Date: July 9, 2007	By:	/s/ Lainie Goldstein
Name: Lainie Goldstein
Title: Chief Financial Officer